U.S. SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

FORM 12B-25
NOTIFICATION OF LATE FILING

SEC FILE NUMBER: 333-156637
CUSIP NUMBER:
(Check One):

[   ] Form 10-K    [   ] Form 20-F     [   ] Form 11-K        [ X ] Form 10-Q
[   ] Form 10-D    [   ] Form N-SAR    [   ] Form N-CSR

For Period Ended: June 30, 2015

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

For the Transition Period Ended:______________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________

PART I - REGISTRANT INFORMATION
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FIREFISH, INC.
Full Name of Registrant

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Former Name if Applicable

244 5th Avenue, Suite 200
Address of Principal Executive Offices (Street and Number)

NEW YORK, NEW YORK 10001
City, State and Zip Code

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
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         (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

{X}  (b)      The subject annual report, semi-annual report, transition report on Forms 10-K, 20-F, 11-K, N-SAR or N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date; or the subject  quarterly report  or   transition   report  on  Form  10-Q  or   subject distribution report on Form 10-D, or portion thereof,  will be filed on or  before  the  fifth  calendar  day  following  the prescribed due date; and

         (c)      The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its new independent public accountants to complete their review of the Registrant's financial  statements for the quarter ended  June 30, 2015 before the required  filing date for the subject  Report on Form 10-Q. The Registrant intends to file the subject Report on Form 10-Q on or before the fift calendar day following the prescribed due date.

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PART IV - OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

Harshawardhan Shetty	(917)	310-4718
(Name)	(Area Code)	(Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of 1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no, identify report(s).

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          [ X ]  Yes                                                [ ]  No
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 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

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          [___]  Yes                                               [ X ]  No
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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

FIREFISH, INC.
(Name of Registrant as Specified in Charter)

has caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: August 17, 2015

By: /s/ Harshawardhan Shetty
Harshawardhan Shetty, Chief Executive Officer

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ATTENTION

Intentional misstatements or missions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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